UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

Twilio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37806	26-2574840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 Beale Street, Third Floor
San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

(415) 390-2337

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of George Hu as Chief Operating Officer

On February 28, 2017, Twilio Inc.  (the “Company” or “Twilio”) hired George Hu to be its Chief Operating Officer.

Mr. Hu is a key hire for Twilio due to his global operational experience at high-growth cloud-based companies.  During a 13-year career at Salesforce, Mr. Hu served four years as chief operating officer where he owned all major shared operational functions for the company.  He also served in a variety of other management roles including vice president of product marketing, senior vice president of applications, executive vice president of products, and chief marketing officer. After leaving Salesforce at the end of 2014, Mr. Hu founded a workplace feedback startup called Peer that was acquired by Twitter in 2016. Mr. Hu holds a bachelor’s degree in economics from Harvard College and a master’s degree in business administration from the Stanford Graduate School of Business.

Mr. Hu is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Hu’s appointment as Chief Operating Officer, the Company entered into an offer letter with Mr. Hu, pursuant to which Mr. Hu is employed “at will” until his employment is terminated by either party. Under the terms of the offer letter, Mr. Hu will receive an annual base salary of $600,000.

On February 28, 2017, the Compensation Committee of the Board of Directors of the Company (the “Board”) granted Mr. Hu a time-based stock option for 900,000 shares of the Company’s Class A common stock vesting over four years, three performance-based stock options for an aggregate of 555,000 shares of the Company’s Class A common stock, each with a per share exercise price equal to the closing price of the Company’s Class A common stock on the date of grant, and a time-based restricted stock unit grant for 100,000 shares vesting over four years.  Each equity grant is subject to the terms and conditions of the Company’s 2016 Stock Option and Incentive Plan (the “2016 Plan”) and the applicable form of award agreement thereunder.

The award agreement for the time-based stock option and restricted stock units provide that if Mr. Hu’s employment is terminated by the Company for any reason other than for Cause (as such term is defined in Mr. Hu’s offer letter), death or disability or Mr. Hu resigns for Good Reason (as such term is defined in Mr. Hu’s offer letter), in any case, within the first two years of his employment with the Company, then, subject to Mr. Hu’s delivery of an effective release of claims, the grants shall be accelerated to the extent necessary to cause 50% of the original number of shares subject thereto to be vested on the date of such termination.

The performance-based stock options are divided into three separate stock option grants of 185,000 shares each.  Each such performance-based stock option will only begin to vest if certain metrics tied to the Company’s revenue are achieved by a specified date. If the conditions applicable to a performance-based stock option are met, then the performance-based stock option will immediately vest with respect to 50% of the shares subject thereto and thereafter time-vest over 24 months with respect to the other 50% of the shares subject thereto.  If the applicable revenue metric is not achieved by the applicable deadline, then the relevant performance-based stock option will be forfeited at that time.

The stock option agreements for the performance-based stock options provide that if Mr. Hu’s employment is terminated by the Company for any reason other than for Cause, death or disability or Mr. Hu resigns for Good Reason, in any case, within the first two years of his employment with the Company, then, subject to Mr. Hu’s delivery of an effective release of claims, each performance-based stock option shall be accelerated to the extent that the applicable Company revenue metrics are within a certain percentage of attainment at such time.  Upon a change in control of the Company, the applicable performance metric will be deemed met with respect to any outstanding performance-based options, such that 50% of the shares subject thereto will vest and the other 50% of the shares subject thereto will be subject to time-based vesting in 24 equal monthly installments thereafter, subject to Mr. Hu’s continued employment with the Company or its successor through each applicable vesting date.

It is expected that Mr. Hu’s experience and expertise with global operational roles at high-growth cloud-based companies will help the Company achieve significant value over the long term, and accordingly, a significant portion of Mr. Hu’s initial equity grant is tied to specific performance metrics, that are closely aligned with creating shareholder value.

Mr. Hu is also eligible to participate in the Company’s previously disclosed Executive Severance Plan for the duration of his employment with the Company; provided, that “Cause” and “Good Reason” for purposes of the Executive Severance Plan shall be as defined in Mr. Hu’s offer letter.  In addition, Mr. Hu has entered into the Company’s standard form of Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Offer Letter attached hereto as Exhibit 10.1, which is incorporated herein by reference.

On March 1, 2017, the Company also issued a press release related to Mr. Hu’s appointment described above, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Offer Letter

99.1	Press Release, dated March 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWILIO INC.

Date: March 3, 2017	By:	/s/ Lee Kirkpatrick
	Name:	Lee Kirkpatrick
	Title:	Chief Financial Officer